Exhibit 10.7

FIRST AMENDMENT TO THE CONSTELLATION BRANDS, INC.
2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Constellation Brands, Inc. (the "Company") maintains the Constellation Brands, Inc. 2005 Supplemental Executive Retirement Plan (the "SERP") for the benefit of a select group of management or highly compensated employees of the Company and certain of its affiliates; and

WHEREAS, under Section 4.1 of the SERP, the Company is authorized to amend the SERP, and the Company has determined that amendment of the SERP now is necessary and desirable;

NOW, THEREFORE, pursuant to the power reserved to the Company under Section 4.1 of the SERP and by virtue of resolutions of the Board of Directors of the Company adopted at a meeting on June 27, 2007, the SERP is hereby amended, in the following particulars:

1.	By replacing the second paragraph of Section 1.2 of the SERP with the following, effective as of January 1, 2007:

"The Employee Retirement Income Security Act of 1974, as amended ('ERISA') permits the provision of benefits under an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The purpose of the SERP is to provide to those employees of the Company or an Affiliate, as defined below, who are selected by the Company from year to year, benefits which would be provided under the Plan without regard to the Compensation Limit or the Section 415 Limit, or other limits with respect to certain Company contributions under the Plan. In no case, however, may any Company contribution to the SERP relate to, or be determined with respect to, any elective contributions made by any employee to the Plan. For purposes of the SERP, the term 'Affiliate' means a corporation, trade or business that is a member of a controlled group of corporations, a group of trades or businesses (whether or not incorporated) under common control or an 'affiliated service group,' (all as defined in Sections 414(b), 414(c) and 414(m) of the Code) that includes the Company. The term 'Affiliate' also includes a corporation, trade or business that is required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code. In applying the term 'Affiliate' for purposes of the SERP, the standard of control under Sections 414(b) and 414(c) of the Code will be deemed to be at least 50%."

2.
By replacing the terms "Related Business" and "Related Businesses" each time either term is used in Sections 2.1, 2.6(c)(1), 3.1 with the term "Affiliate" or "Affiliates," as appropriate, effective as of January 1, 2007.

3.	By replacing Section 2.5(b) of the SERP with the following, effective as of April 8, 2005:

"(b) he or she shall become vested in his or her Annual Benefit Credits to the same extent that the Participant is vested in his or her Employer Supplemental Contributions under the Plan."

4.	By replacing Section 2.6(a) of the SERP with the following, effective as of January 1, 2007:

"The vested SERP Account of a Participant, including any Participant who is a specified employee, within the meaning of Code Section 409A, shall be paid in a lump sum in cash promptly after the date ('Payment Date') that is six months after the date of his or her separation from service, within the meaning of Code Section 409A(a)(2)(A)(i) ('Separation Date'). For all purposes under the SERP, a transfer of employment to any entity that is not an Affiliate is a separation from service. The unvested portion of the Participant's SERP Account shall be forfeited on the Separation Date."

5.	By deleting the second paragraph of Section 2.6(a) of the SERP in its entirety, effective as of January 1, 2007.

6.	By replacing Section 2.6(b) of the SERP with the following, effective as of January 1, 2007:

"AFFILIATE EMPLOYEES. In the event that a Participant is an employee of an Affiliate, other than the Company, and the Affiliate has a Change of Control, the Participant shall be 100% vested in his or her SERP Account and the Participant's entire SERP Account shall be distributed to the Participant promptly in the form of a lump sum distribution. Notwithstanding the preceding sentence, such vesting and distribution shall only occur if neither the Company nor an entity that is an Affiliate after such transaction employs the Participant after such transaction. For this purpose, an Affiliate shall be deemed to have a Change of Control with respect to any event that would be a Change of Control within the meaning of Section 2.6(c), if the term 'Company' were replaced with the term 'Affiliate' each time it is used therein."

7.	By replacing the first paragraph of Section 2.6(c) with the following, effective as of January 1, 2007:

"Notwithstanding anything in this Section 2.6 to the contrary, in the event of the occurrence of a Change of Control with respect to the Company all Participants shall be 100% vested in their SERP Accounts, the SERP shall be terminated and the entire SERP Account of each Participant shall be distributed to the Participant promptly after the Change of Control, or, if the Participant has already experienced a Separation Date, after his or her Payment Date, in the form of a lump sum distribution. For this purpose a "Change of Control" shall mean an event which (i) is described in Code Section 409A(a)(2)(A)(v) and (ii) satisfies either of the following:"

8.	By adding the following paragraph at the end of Section 2.6(c)(2), effective as of January 1, 2007:

"Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and another corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar transaction with the Company, such shareholder is considered to be acting as a group with other shareholders of the other corporation only with respect to their ownership interest in that corporation prior to the transaction."

9.	By replacing the first two sentences of Section 2.7 with the following, effective as of January 1, 2007:

"In the event of a Participant's death prior to full distribution of his or her vested SERP Account, such amount shall be paid to the beneficiary properly designated by the Participant in the manner established by the Committee to receive his or her SERP Account hereunder. Such distribution shall be made in a lump sum distribution as soon as practicable after the Participant's death."

10.	By adding the following new Section 3.8, effective as of January 1, 2007:

"CODE SECTION 409A COMPLIANCE. Notwithstanding any provision to the contrary, this SERP is intended to comply with Code Section 409A and the interpretive guidance thereunder. The SERP shall be construed and interpreted in accordance with such intent."

11.	By restating Section 4.1 of the SERP in its entirety, effective as of the date of this amendment:

"4.1 COMPANY AUTHORITY TO AMEND. The Company intends the SERP to be permanent, but reserves the right at any time by action of either its Board of Directors or the Human Resources Committee of its Board of Directors to modify, amend or terminate the SERP, provided however, that if a Participant has a SERP Account, benefits provided under Section 2.1 shall constitute an irrevocable obligation of the Company as applicable, to the same extent that such SERP Account, had it been an account under the Plan, would have been an irrevocable obligation of the Plan."

IN WITNESS WHEREOF, on behalf of the Company, the undersigned officer has executed this amendment this 9 day of July, 2007.

CONSTELLATION BRANDS, INC.
By:	/s/ L. Denise Watson
Its:	L. Denise Watson Senior Vice President, Global Compensation and Benefits